   As filed with the Securities and Exchange Commission on November 29, 1996

                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          HOLLINGER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

                      DELAWARE                                               95-3518892
  (State or other jurisdiction of incorporation or             (I.R.S. employer identification number)
                     organization)

                            ------------------------

                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 321-2999
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            KENNETH L. SEROTA, ESQ.
                 VICE PRESIDENT--LAW AND FINANCE AND SECRETARY
                          HOLLINGER INTERNATIONAL INC.
                            401 NORTH WABASH AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 321-2299
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    Copy to:

                               MICHAEL C. MCLEAN
                           KIRKPATRICK & LOCKHART LLP
                              1500 OLIVER BUILDING
                      PITTSBURGH, PENNSYLVANIA 15222-2312
                                 (412) 355-6458
                            ------------------------

    Approximate date of commencement of proposed sale to public: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
      TITLE OF EACH CLASS OF SECURITIES             AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
               TO BE REGISTERED                    REGISTERED(1)        PER UNIT(2)(3)       PRICE(1)(2)(3)           FEE(4)
----------------------------------------------------------------------------------------------------------------------------------
Debt Securities(5)............................
----------------------------------------------------------------------------------------------------------------------------------
Convertible Securities(5).....................
----------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $.01 per
share(5)......................................
----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per
share(5)......................................
----------------------------------------------------------------------------------------------------------------------------------
  Total.......................................      $800,000,000             100%             $800,000,000           $242,425
==================================================================================================================================

(1) The aggregate initial offering price of the above-referenced securities (collectively, the "Securities") registered hereby will not exceed $800,000,000. Such amount represents the principal amount of any Debt Securities issued at their principal amount, the issue price rather than the principal amount of any Debt Securities issued at an original issue discount, the issue price of any Convertible Securities, the liquidation preference (or, if different, the issue price) of any Preferred Stock and the issue price of any Class A Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(3) No separate consideration will be received for any Debt Securities, Preferred Stock, Class A Common Stock or other securities of Hollinger International Inc. ("International") or its affiliates that may be issuable upon conversion of or in exchange for convertible or exchangeable Debt Securities, Convertible Securities or Preferred Stock (including any securities issuable upon stock splits or similar transactions pursuant to Rule 416).

(4) Calculated pursuant to Rule 457, based upon a bona fide estimate as of the date hereof of the maximum offering price.

(5) Includes such indeterminate amount of Debt Securities of International, such indeterminate amount of Convertible Securities, such indeterminate number of shares of Preferred Stock of the Company, such indeterminate number of shares of Class A Common Stock of International and such indeterminate principal amount of Debt Securities, or number of shares of Preferred Stock, or number of shares of Class A Common Stock of International, or number of shares of other securities of International or its affiliates, as may be issued upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable Debt Securities, Convertible Securities or Preferred Stock of International (including any securities issuable upon stock splits and similar transactions pursuant to Rule 416).
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 1996

PROSPECTUS

                                      LOGO
                                   SECURITIES
                            ------------------------

     This Prospectus relates to the offering of securities described herein of Hollinger International Inc. ("International"). International may offer from time to time (i) debt securities ("Debt Securities"), which may be any of senior debt securities ("Senior Debt Securities"), senior subordinated debt securities ("Senior Subordinated Debt Securities") or subordinated debt securities ("Subordinated Debt Securities"), in each case consisting of debentures, notes and/or other secured or unsecured evidences of indebtedness, (ii) convertible securities ("Convertible Securities"), which are exchangeable or convertible into shares of preferred stock, par value $.01 per share of International ("Preferred Stock") or Class A Common Stock, par value $.01 per share of International ("Class A Common Stock") or other securities of International or its affiliates, (iii) shares of Preferred Stock, and (iv) shares of Class A Common Stock. The Debt Securities, the Convertible Securities, the Preferred Stock and the Class A Common Stock are collectively referred to as the "Securities" and will have an aggregate initial offering price of up to $800.0 million. The Securities may be offered separately or together (in any combination) and as separate series, in any case in amounts, at prices and on terms to be determined at the time of sale.

     The form in which the Securities are to be issued, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (including any related term sheet) relating to such Securities (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered hereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

     FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Securities may be sold directly, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the issuer or any underwriters are involved in the sale of any Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the issuer from such sale also will be set forth in a Prospectus Supplement.

                            ------------------------

          The date of this Prospectus is                     ,      .

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                            ------------------------

     As used in this Prospectus, unless the context otherwise requires, (i) the "Company" refers to Hollinger International Inc. and its consolidated subsidiaries and affiliated companies; (ii) "International" refers to Hollinger International Inc.; (iii) "Publishing Holdings" refers to Hollinger International Publishing Holdings Inc.; (iv) "Publishing" refers to Hollinger International Publishing Inc. and its consolidated subsidiaries and affiliated companies; (v) "Chicago Sun-Times" refers to The Sun-Times Company and its consolidated subsidiaries; (vi) "Jerusalem Post" refers to the subsidiaries of the Company which publish The Jerusalem Post; (vii) "The Telegraph" refers to Telegraph Group Limited (formerly The Telegraph plc) and its consolidated subsidiaries and affiliated companies; (viii) "DTH" refers to DT Holdings Limited; (ix) "FDTH" refers to First DT Holdings Limited; (x) "HTH" refers to Hollinger-Telegraph Holdings Inc.; (xi) "Hollinger Inc." refers to Hollinger Inc. and its consolidated subsidiaries; (xii) "Southam" refers to Southam Inc. and its consolidated subsidiaries; and (xiii) "Fairfax" refers to John Fairfax Holdings Limited and its consolidated subsidiaries.

     Unless otherwise indicated, all circulation information contained in this Prospectus represents approximate current or average daily or non-daily circulation, as the case may be, derived from the following sources: (a) for the Company's United States community newspapers, Chicago-area suburban newspapers and Jerusalem Post, from the Company's unaudited internal records for the month of September 1996; (b) for the Chicago Sun-Times, the Daily Southtown and the Tribune-Democrat in Johnstown, Pennsylvania, from unaudited circulation statements furnished to the Audit Bureau of Circulations ("ABC") in the United States for the six month period April to September 1996; (c) for The Daily Telegraph and The Sunday Telegraph, from audited circulation reports furnished to ABC in the United Kingdom for the six month period April to September 1996;
(d) for Fairfax, from audited circulation reports furnished to ABC in Australia for the six month period January to June 1996; and (e) for Southam, from unaudited internal records.
                            ------------------------

                                  THE COMPANY

OVERVIEW

     The Company, through subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Australia, Canada and Israel. Included among the 145 paid daily newspapers which the Company owns or has an interest in are the Chicago Sun-Times and The Daily Telegraph. These 145 newspapers have a world-wide daily combined circulation of approximately 4,530,000 (including 2,230,000 attributable to the publications in which the Company has a minority equity interest). In addition, the Company owns or has an interest in 405 non-daily newspapers as well as magazines and other publications. The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. Since the Company's formation in 1986, the existing senior management team has acquired over 404 newspapers and related publications (net of dispositions) in the United States, The Telegraph in the United Kingdom and Jerusalem Post in Israel, and has made significant investments in newspapers in Australia and Canada.

     The operations of the Company consist of its United States Newspaper Group and its International Newspaper Group, which accounted for 58.0% and 42.0%, respectively, of the Company's total operating revenues of $965.0 million for the year ended December 31, 1995. The Company also owns equity investments in newspaper publishing companies in Canada and Australia which contributed approximately $16.5 million to the Company's earnings before taxes in 1995.

     UNITED STATES NEWSPAPER GROUP. The Company is the largest newspaper publishing group in the United States, as measured by paid daily newspapers owned and operated, and one of the twelve largest in terms of daily circulation. The Company's United States operations consist of its Chicago Group, led by the Chicago Sun-Times, the eighth largest circulation metropolitan daily newspaper in the United States, and its Community Newspaper Group, consisting of 329 newspapers and related publications. As of October 1, 1996, the Company published a total of 404 newspapers and related publications in the United States consisting of 104 daily newspapers with a total paid circulation of approximately 1,200,000, 142 paid non-daily newspapers with a combined paid circulation of approximately 1,223,000, and 158 free circulation publications with a combined circulation of approximately 2,236,000, and a total combined circulation of approximately 4,658,000. The Community Newspaper Group also includes, for accounting and management purposes, the Company's wholly-owned subsidiary which publishes The Jerusalem Post, Israel's only English-language daily newspaper, with a paid daily circulation of approximately 18,000. The related weekend edition of The Jerusalem Post and English and French-language international weekly editions have paid circulations of approximately 37,200, 47,000 and 4,300, respectively.

     INTERNATIONAL NEWSPAPER GROUP. The Company's International Newspaper Group consists of its wholly owned subsidiary, The Telegraph, and minority equity investments in Southam, a publicly traded Canadian newspaper publisher, and Fairfax, a publicly traded Australian newspaper and magazine publisher.

     THE TELEGRAPH. The Telegraph publishes The Daily Telegraph, the leading quality (or broadsheet) newspaper in the United Kingdom. The Telegraph also publishes The Sunday Telegraph, The Weekly Telegraph, the Electronic Telegraph and The Spectator magazine. The Daily Telegraph is the largest circulation quality daily newspaper in the United Kingdom with an average daily circulation of approximately 1,057,000 representing a 38.4% share of the quality daily newspaper market. The Daily Telegraph's Saturday edition has the highest average daily circulation (approximately 1,212,000) among quality daily newspapers in the United Kingdom. The Sunday Telegraph is the second largest circulation quality Sunday newspaper in the United Kingdom with an average Sunday circulation of approximately 697,000.

     SOUTHAM. Southam is a publicly held Canadian corporation with continuing operations in two principal business segments: newspaper publishing and business communications (which contributed 83% and 17% of Southam's consolidated revenue, respectively, of Cdn.$1,022.3 million ($744.6 million) in 1995). Southam is Canada's largest publisher of daily newspapers with 30 daily newspapers and 59 non-daily newspapers with a total daily circulation of approximately 1,572,000. Southam's principal publications include The Gazette (Montreal), The Ottawa Citizen, the Calgary Herald, The Vancouver Sun, The Province (Vancouver) and The Edmonton Journal. In addition, the Southam Magazine and Information Group publishes Canadian and

United States business magazines and tabloids for the automotive, trucking, construction, national resources, manufacturing and other industries. Recently, Southam has sold or announced the sale of various non-newspaper assets and has announced that it intends to sell the balance of its business communications division.

     The Company, through The Telegraph and FDTH, has an approximate 19.5% interest in Southam and Hollinger Eastern Publishing Inc. ('Hollinger Eastern"), a Canadian holding corporation owned jointly by the Company and Hollinger Inc., the parent corporation of the Company, currently owns an approximate 21.5% interest in Southam, providing Hollinger Inc. and the Company with a combined approximate 41% interest in Southam. The Company holds all outstanding non-voting common shares, one-half of the outstanding voting preference shares and Cdn.$30 million in non-voting preference shares of Hollinger Eastern, and Hollinger Inc. holds the remaining one-half of the voting preference shares of Hollinger Eastern. On October 24, 1996 the Company and Hollinger Inc. announced a cash offer by a wholly owned Canadian subsidiary of FDTH to acquire an additional 9.2% interest in Southam. On November 28, 1996, the Company and Hollinger Inc. announced that the wholly owned subsidiary of FDTH would acquire 8,000,000 common shares at a price of Cdn.$20.00 per share on December 11, 1996, which would increase the combined holdings of Hollinger Inc. and the Company to over 50% of Southam's outstanding common shares. Hollinger Inc. and the Company have combined their interests in Southam in a manner that the Company believes maintains Southam's tax status as a publisher of Canadian newspapers and periodicals. The Company expects that, after completing the acquisition of a majority interest in Southam, it will consolidate the financial results of Southam with the Company.

     FAIRFAX. Fairfax is one of Australia's largest newspaper publishing companies with nine daily newspapers (with a total paid circulation of approximately 689,000), 39 non-daily newspapers and 29 magazines. Fiscal 1995 revenues were A$944.5 million ($698.0 million). Fairfax's principal publications are the leading quality newspapers in Australia's two largest cities, The Sydney Morning Herald (circulation approximately 263,000) and The Age (Melbourne--circulation approximately 232,000), and Australia's only business newspaper, The Australian Financial Review (national--circulation approximately 84,000). The Telegraph currently has an approximate 24.7% equity interest in Fairfax and is the largest shareholder of Fairfax.

     GENERAL. The Company was incorporated in the State of Delaware on December 28, 1990. The Company's executive offices are located at 401 North Wabash Avenue, Chicago, Illinois 60611, telephone number (312) 321-2299.

FINANCING PLANS

     The Company, through International and its subsidiaries, including Publishing and FDTH, has incurred substantial indebtedness principally to fund its newspaper acquisitions and capital expenditures. As of September 30, 1996, the Company had outstanding approximately $1.0 billion of total consolidated debt, of which approximately $587.3 million was short-term debt, principally consisting of (i) $155.9 million outstanding under the credit agreement dated as of November 15, 1996 (the "Southam Facility") among International, Hollinger Inc. and its Canadian subsidiaries, and two Canadian chartered banks, the proceeds of which were used to finance the acquisition in May 1996 of an approximate 21.5% interest in Southam, with a maturity date of February 28, 1997, subject to earlier prepayment in specified circumstances, (ii) $130.0 million outstanding under the amended and restated credit agreement dated May 30, 1996, as amended (the "Publishing Credit Facility"), among Publishing and certain lenders, with a maturity date of February 7, 1997, and (iii) $306.9 million outstanding under the credit agreement dated May 30, 1996, as amended (the "FDTH Credit Facility") among FDTH and certain lenders, also with a maturity date of February 7, 1997. In connection with the announced purchase of 8,000,000 common shares of Southam pursuant to the pending circular takeover offer (the "Southam Offer") on December 11, 1996, additional bank financing of approximately L33.7 million will be incurred by FDTH under an amendment to the FDTH Credit Facility. In addition, redeemable preference shares issued by DTH and FDTH, English subsidiaries of Publishing, which are held by persons other than the Company or its affiliates, with an aggregate redemption amount of approximately $221.2 million (as of September 30, 1996), are redeemable at the option of the holders or DTH or FDTH, on the fifth anniversary of their issuance (May or June 1997, respectively), and at other prescribed times and in prescribed circumstances.

     The Company may, through International or its principal United States subsidiary, Publishing, issue high yield debt securities or other debt or equity securities in order to repay outstanding bank indebtedness, redeem preference shares issued by DTH and FDTH, and for other corporate purposes, including working capital, capital expenditures and acquisitions.

     In order to enhance the Company's flexibility to make offerings as market conditions and other factors permit, subject to restrictions in existing debt agreements, International and Publishing have filed universal shelf registrations statements to permit the issuance of an unspecified number of debt, convertible and, in the case of International, equity securities having aggregate gross proceeds to the issuers of up to $800.0 million and $500.0 million, respectively. The type, amount and terms of any securities that may be issued have not been determined. The Company does not have any immediate plans to issue any particular debt or equity securities. Under current debt agreements, International and Publishing are restricted in their ability to incur additional indebtedness and intend to seek the consent of their respective bank lenders and the holders of outstanding senior subordinated notes issued by Publishing and guaranteed by International to modifications of the terms of such debt instruments as may be necessary to permit the issuance of debt or debt-related securities contemplated by the universal shelf registration statements.

     Under the Southam Facility, International is prohibited from issuing additional debt and its subsidiaries, including Publishing, are also prohibited from incurring additional debt as long as subsidiary debt is guaranteed by International. The Publishing Credit Facility, the FDTH Credit Facility and the outstanding 9 1/4% Senior Subordinated Notes due 2006 (the "Notes") of Publishing are guaranteed by International. The Company intends to seek the consent of its Canadian bank lenders under the Southam Facility to permit the issuance of debt securities by International and the issuance of additional debt securities by Publishing.

     In addition, each of the Publishing Credit Facility and the Indenture dated as of February 1, 1996 (the "1996 Indenture") between Publishing and Fleet National Bank of Connecticut, as trustee, pursuant to which $250,000,000 aggregate principal amount of Notes were issued on February 7, 1996, contains covenants which limit the incurrence of additional debt by Publishing, including in the case of the Indenture the 6.0:1.0 Consolidated Cash Flow Ratio (as defined therein). The Company intends to seek modifications of the Indenture in order to facilitate the inclusion of certain international subsidiaries of the Company, principally Southam and The Telegraph, as Restricted Subsidiaries (as defined in the Indenture) of Publishing. The Company currently holds directly and indirectly 100% of the equity interest of The Telegraph and, as a result of the completion of the Southam Offer, the Company and Hollinger Inc. will have a combined majority equity interest in Southam.

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should consider carefully the following factors, in addition to the other information and financial data included or incorporated by reference in this Prospectus or any Prospectus Supplement.

INTERNATIONAL HOLDING COMPANY STRUCTURE

     The Company is an international holding company and its assets consist solely of investments in its subsidiaries and affiliated companies. As a result, the Company's ability to meet its future financial obligations is dependent upon the availability of cash flows from its United States and foreign subsidiaries and affiliated companies (subject to applicable withholding taxes) through dividends, intercompany advances, management fees and other payments. Similarly, the Company's ability to pay dividends on its Common Stock, its Preferred Stock or its Preferred Redeemable Increased Dividend Equity Securities ("PRIDES") will be limited as a result of its dependence upon the distribution of earnings of its subsidiaries and affiliated companies. The Company's subsidiaries and affiliated companies are under no obligation to pay dividends and, in the case of Publishing and its principal United States and foreign subsidiaries, are subject to statutory restrictions and restrictions in debt agreements that may limit their ability to pay dividends. See "Restrictions in Debt Agreements" below. Substantially all of the shares of the subsidiaries of the Company have been pledged to lenders of the Company. The Company's and Hollinger Inc.'s combined interests in Southam are pledged to lenders of the Company and Hollinger Inc. The Company's right to participate in the distribution of assets of any subsidiary or affiliated company upon its liquidation or reorganization will be subject to the prior claims of the creditors of such subsidiary or affiliated company, including trade creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary or affiliated company.

GROWTH STRATEGY

     The Company's strategy is to achieve growth through acquisitions and improvements in the cash flow and profitability of its newspapers, principally through cost reductions. The Company's growth strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition opportunities, in evaluating the costs of new growth opportunities at existing operations and in managing the numerous publications it has acquired and improving their operating efficiency. While the Company believes that there are significant numbers of potential acquisition candidates, the Company is unable to predict the number or timing of future acquisition opportunities or whether any such opportunities will meet the Company's acquisition criteria or, if such acquisitions occur, whether the Company will be able to achieve improved operating efficiencies or enhanced profitability. Accordingly, there can be no assurance that the Company will continue to experience the rate of growth that it has had in the past. In addition, the Company's acquisition strategy is largely dependent on the Company's ability to obtain additional debt or other financing on acceptable terms. See "Restrictions in Debt Agreements," "Other Restrictive Arrangements" and "Substantial Leverage" below.

RESTRICTIONS IN DEBT AGREEMENTS

     The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company and its principal subsidiaries contain various covenants, events of default and other provisions that could limit the flexibility of the Company. Such provisions include requirements to maintain compliance with certain financial ratios, limitations on the ability of the Company and certain of its subsidiaries to make acquisitions or investments without the consent of the lenders and limitations on the ability of the Company's principal subsidiaries to incur indebtedness, make dividend and other payments to the Company and take certain other actions. In addition, such indebtedness is secured by, among other things, pledges of the stock of the Company's principal subsidiaries.

     The amount available for the payment of dividends by the Company at any time is a function of (i) restrictions in agreements binding the Company limiting its ability to pay dividends and (ii) restrictions in agreements binding the Company's subsidiaries limiting their ability to pay dividends to the Company. The Company entered into the Southam Facility which, among other things, limits dividends on the Company's Class A Common Stock and Class B Common Stock, par value $.01 per share ("Class B Common Stock"), to their current levels and on the Company's Series A Convertible Redeemable Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), and PRIDES in accordance with their existing terms. The Southam Facility replaced a credit facility established on May 24, 1996 to finance the acquisition of the common shares of Southam then held by the Power Corporation of Canada (the "Power Shares") and is secured by, among other things, the Power Shares and a guarantee by Hollinger Inc. In addition, certain agreements binding subsidiaries of the Company, including Publishing, American Publishing (1991) Inc. and FDTH, contain provisions that limit their respective abilities to pay dividends to the Company.

OTHER RESTRICTIVE ARRANGEMENTS

     The Company's equity interests in The Telegraph and Fairfax are currently held through intermediate English holding companies, DTH and FDTH, and the Company's and Hollinger Inc.'s combined equity interests in Southam are currently held through a new Canadian holding company and The Telegraph. DTH and FDTH have outstanding preference shares held by persons other than the Company and its affiliates (the "DTH Preference Shares," the "FDTH Preference Shares," and, collectively, the "DTH and FDTH Preference Shares") which require the payment of quarterly dividends with a current effective dividend cost of 5.5% per annum (after giving effect to certain interest rate and currency exchange agreements). In addition, DTH owns all 165,000,000 non-cumulative redeemable preference shares of L1 per share issued by FDTH and 23,801,420 non-cumulative redeemable preference shares of Cdn.$1 per share issued by FDTH which were transferred by Hollinger Inc. to DTH pursuant to the HTH/FDTH Share Exchange Agreement dated

July 19, 1995 (the "HTH/FDTH Share Exchange Agreement"). All of the outstanding DTH Preference Shares are held by unrelated parties and a portion of the outstanding FDTH Preference Shares are held by unrelated third parties, with an aggregate redemption price of approximately $221.2 million.

     On December 29, 1995, DTH transferred all outstanding FDTH Preference Shares which it then held (with an aggregate redemption amount of Cdn.$140 million ($102.6 million)) to a wholly owned English subsidiary ("Argsub") of Argus Corporation Limited ("Argus"), a Canadian corporation all the voting stock of which is indirectly owned or controlled by Mr. Black, in exchange for newly issued preference shares (with an aggregate redemption amount of Cdn.$140 million ($102.6 million)) of such English subsidiary. On September 30, 1996, FDTH issued 600 fourth preference shares, Series 1996 of FDTH (with an aggregate redemption amount of $300.0 million) to Argsub in exchange for 600 newly issued second preference shares, Series 1996 of Argsub (with an aggregate redemption amount of $300.0 million). The preference shares of Argsub have terms substantially identical to those of the FDTH Preference Shares for which they were exchanged and constitute the entire issued and outstanding preference share capital of Argsub. These transactions were structured to eliminate economic gain or loss to Argus and Argsub on the preference shares. The issuance of additional preference shares by FDTH to Argsub may occur prior to the redemption or repayment of outstanding FDTH Preference Shares. Argus owns directly and indirectly approximately 31.3% of the common shares of Hollinger Inc.

     The DTH Preference Shares are redeemable at the option of the holder at any time on four days' notice at a redemption price discounted in accordance with an agreed formula, and the FDTH Preference Shares and the DTH Preference Shares are redeemable by the issuer or the holders on the fifth anniversary of their issuance (May or June 1997, respectively), each five year anniversary thereafter and at other prescribed times and in prescribed circumstances, including where the consolidated debt of Hollinger Inc. is more than two times its consolidated equity (the "Debt to Equity Ratio"). The Debt to Equity Ratio is affected by, among other things, Hollinger Inc.'s consolidated results of operations, as well as changes in the levels of consolidated debt of Hollinger Inc. and its subsidiaries, including the Company. Accordingly, there can be no assurance that Hollinger Inc. will be in compliance with the Debt to Equity Ratio as of any future date. The Company has been informed by Hollinger Inc. that, based on preliminary calculations as of September 30, 1996, Hollinger Inc. believes that it is in compliance with the Debt to Equity Ratio at September 30, 1996. There can be no assurance, however, that Hollinger Inc. will remain in compliance with the Debt to Equity Ratio or that in the event of non-compliance, that holders of the DTH or FDTH Preference Shares will not exercise their retraction rights against DTH or FDTH or Hollinger Inc. pursuant to contractual arrangements with the holders under which Hollinger Inc. has agreed to purchase the DTH and FDTH Preference Shares. In the event Hollinger Inc. is required to purchase any DTH and FDTH Preference Shares under these circumstances, Hollinger Inc. shall have the right, following written notice, to require the Company to purchase such shares at the then retraction price.

     Hollinger Inc. has indemnified the holders of the DTH and FDTH Preference Shares and agreed to purchase these preference shares if DTH or FDTH fails to pay the full amount of dividends or redemption prices on such shares and in certain other events. The Company has entered into an agreement to compensate Hollinger Inc. for any payments made by Hollinger Inc. to holders of the DTH and FDTH Preference Shares and to purchase any DTH and FDTH Preference Shares which Hollinger Inc. is required to purchase in accordance with the terms thereof. The timing of any such payments by the Company to Hollinger Inc. will be determined by Hollinger Inc.

     Substantially all of the Company's indirect 19.5% equity interest in Southam is currently held through HTH (18.9%), a Canadian corporation which is jointly owned by FDTH and The Telegraph. The balance of the Company's indirect interest in Southam is owned directly by FDTH (0.3%) and The Telegraph (0.3%). The 21.5% equity interest in Southam formerly held by Power Corporation is held by Hollinger Eastern, a Canadian corporation in which the Company holds all outstanding non-voting common shares, one-half of the outstanding voting preference shares and Cdn.$30 million in non-voting preference shares, and Hollinger Inc. holds the remaining one-half of the voting preference shares. The shares representing FDTH's one-half interest in HTH are subject to a pledge securing certain Hollinger Inc. debentures in the principal amount of Cdn.$125 million due November 1, 1998 (the "Southam-Linked Debentures"). In the event Hollinger Inc.

does not deliver clear legal title to such HTH shares on or prior to April 1, 1999, or upon demand by FDTH or the Company, approximately one-half of the Company's indirect equity interest in Southam would be subject to the rights of the holders of the Southam-Linked Debentures.

SUBSTANTIAL LEVERAGE

     The Company and its subsidiaries have substantial leverage and have substantial debt service obligations, as well as obligations under the Series A Preferred Stock, the PRIDES, which each represent one-half share of Series B Convertible Preferred Stock, par value $.01 per share of the Company, ("Series B Preferred Stock") (which is convertible into shares of Class A Common Stock), and the redeemable preferred shares of its subsidiaries. The instruments governing the terms of the principal indebtedness and redeemable preferred stock of the Company and its principal United States and foreign subsidiaries contain various covenants, events of default and other provisions that could limit the financial flexibility of the Company, including the payment of dividends with respect to outstanding Common Stock and Preferred Stock and the implementation of its growth strategy. A substantial portion of the obligations of the Company and its subsidiaries will become due within six months (unless refinanced or extended). As of September 30, 1996, the Company's total short term debt was $587.3 million. Unless extended, the FDTH Credit Facility matures on February 7, 1997, under which $306.9 million is currently outstanding, and the Publishing Credit Facility also matures on February 7, 1997, under which $130.0 million is currently outstanding. The Southam Facility matures on February 28, 1997 or earlier upon the occurrence of certain events, namely (i) one banking day prior to the maturity date of the Publishing Credit Facility, which is currently scheduled to mature on February 7, 1997; (ii) one banking day prior to the maturity date of the FDTH Credit Facility, which is currently scheduled to mature on February 7, 1997; or (iii) the closing date of any equity issue, debt financing, public or private placement or high yield financing completed by the Company or any of its subsidiaries or by Hollinger Inc. or certain of its Canadian subsidiaries. All net proceeds of any financing referred to in (iii) above must be applied as a permanent prepayment of the Southam Facility.

     The substantial leveraged position of the Company could make it vulnerable to a downturn in the operating performance of its business or a downturn in economic conditions and could have the following consequences: (i) the Company's ability to obtain additional debt financing on attractive terms for corporate or other purposes, including the financing of future acquisitions, may be limited;
(ii) the funds available to the Company for its operations and for dividends on its Common Stock, its Preferred Stock and its PRIDES may be reduced as a result of the use of an increased portion of available cash flow to pay debt service;
(iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expenses in the event of increases in interest rates; and (iv) such indebtedness and outstanding redeemable preferred stock contain financial and restrictive covenants (including certain change of control provisions related to Hollinger Inc.'s control of the Company), the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company.

     In addition, the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries contain customary events of default, including, without limitation, certain "change of control" provisions. Generally, a "change of control" is defined in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries to include, without limitation, any person other than The Hon. Conrad M. Black beneficially owning voting stock representing more than 50% of the total voting power of the Company. See "Control by Hollinger Inc. and Disproportionate Voting Rights" below.

CONTROL BY HOLLINGER INC. AND DISPROPORTIONATE VOTING RIGHTS

     Hollinger Inc. owns 33,610,754 shares of the Class A Common Stock and all of the outstanding shares of the Class B Common Stock constituting (as of September 30, 1996) approximately 57.4% of the combined equity interest in the Company and approximately 83.6% of the combined voting power of the Common Stock (without giving effect to any conversion of Series A Preferred Stock into shares of Class A Common Stock or any issuance of shares of Class A Common Stock in connection with the PRIDES), and 46.1% and 76.4%, respectively, upon the issuance of up to approximately 20,700,000 shares of Class A Common Stock in connection with the PRIDES (without giving effect to the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock). As a result, Hollinger Inc. is in a position to control the outcome of substantially all actions requiring stockholder approval, including the election of the entire Board of Directors. The retention by Hollinger Inc. of securities representing more than 50% of the voting power of the Company's outstanding Common Stock will preclude any acquisition of control of the Company not favored by Hollinger Inc. Subject to the fiduciary responsibilities of the directors of the Company to all stockholders and the terms of agreements defining the ongoing relationships between Hollinger Inc. and the Company, Hollinger Inc., through its ability to control the outcome of any election of directors, will continue to be able to direct management policy, strategic direction and financial decisions of the Company. Hollinger Inc. is effectively controlled by The Hon. Conrad M. Black, Chairman of the Board and Chief Executive Officer of Hollinger Inc. and the Company, through his direct and indirect ownership and control of Hollinger Inc.'s securities. Mr. Black has advised the Company that Hollinger Inc. does not presently intend to reduce its voting power in the Company's outstanding Common Stock to less than 50%. Furthermore, Mr. Black has advised the Company that he does not presently intend to reduce his voting control over Hollinger Inc. such that a third party would be able to exercise effective control over it.

     Hollinger Inc. may sell or transfer shares of Class B Common Stock, and thus potentially voting control of the Company, to an unaffiliated third person provided such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by Hollinger Inc. for the Class B Common Stock. Hollinger Inc. has pledged all shares of Common Stock and Series A Preferred Stock owned by it to Canadian chartered banks as collateral for outstanding indebtedness of Hollinger Inc. and the Southam Facility. A default under such indebtedness could result in a change of control of the Company.

DIVIDEND POLICY

     The Company has paid quarterly dividends on its Common Stock since the third quarter of 1994. The quarterly dividend was previously $0.025 per share of Common Stock and was increased to $0.10 per share of Common Stock in the first quarter of 1996. As an international holding company, the Company's ability to declare and pay dividends in the future with respect to its Common Stock, its Series A Preferred Stock and the PRIDES, will be dependent, among other factors, upon its results of operations, financial condition and cash requirements, the ability of its United States and foreign subsidiaries to pay dividends and make other payments to the Company under applicable law and subject to restrictions contained in existing and future loan agreements, the prior payment of dividends to holders of PRIDES and Series A Preferred Stock and any other stock ranking senior to the Common Stock or the PRIDES with respect to dividend rights, the preference share terms and other financing obligations to third parties relating to such United States or foreign subsidiaries or the Company, as well as foreign and United States tax liabilities with respect to dividends and other payments from those entities. See "International Holding Company Structure," "Restrictions in Debt Agreements" and "Other Restrictive Agreements" above.

POTENTIAL CONFLICTS OF INTEREST

     The Company and Hollinger Inc. have entered into agreements for the purpose of defining their ongoing relationships, including a Services Agreement (to which Publishing is also a party) and a Business Opportunities Agreement. These agreements were developed in the context of a parent-subsidiary relationship and, therefore, were not the result of arms-length negotiations between independent parties.

     Services Agreement. The Services Agreement governs the provision by Hollinger Inc. of certain advisory, consultative, procurement and administrative services to the Company. The Services Agreement also contemplates that the Company may provide services to Hollinger Inc. The services to be provided pursuant to the Services Agreement include, among other things, strategic advice and planning and financial services (including advice and assistance with respect to acquisitions); assistance in operational matters; participation in group insurance programs; and guarantees of indebtedness of the Company or other forms of credit enhancements. The party receiving the services will reimburse the party rendering the services for its allocable costs in providing those services, as determined by the provider thereof or, in the case of a guarantee, for an amount equal to the cost to the party of obtaining a bank letter of credit in the amount of such guarantee. The party allocating its costs will consider the salaries or other compensation payable to directors, officers and employees actually providing services, out-of-pocket costs, the cost of obtaining substantially equivalent services from a third party and other factors as may be deemed appropriate. The Services Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under certain specified circumstances. Payments made pursuant to the Services Agreement are subject to the review and approval of the Audit Committee of the Board of Directors of the Company.

     In addition, Hollinger Inc. and The Telegraph are parties to a separate services agreement under which The Telegraph bears two-thirds of the cost of the office of the Chairman incurred by Hollinger Inc. as long as Mr. Black remains Chairman of the Board of The Telegraph, and requires that other services will be provided at cost, including the arrangement of insurance, assistance in the arrangement of financing and assistance and advice on acquisitions, dispositions and joint venture arrangements. Hollinger Inc. has assigned its rights and obligations under The Telegraph services agreement to the Company and Publishing on May 9, 1996 with the consent of The Telegraph.

     Business Opportunities. The Business Opportunities Agreement provides that the Company will be Hollinger Inc.'s principal vehicle for engaging in and effecting acquisitions in newspaper businesses and in related media businesses in the United States, Israel and, through The Telegraph, the European Community, Australia and New Zealand (the "Telegraph Territory"). Hollinger Inc. has reserved to itself the ability to pursue newspaper and all media acquisition opportunities outside the United States, Israel and the Telegraph Territory, and media acquisition opportunities unrelated to the newspaper business in the United States, Israel and the Telegraph Territory, except that the Company is permitted to increase its indirect investment in Southam. The Business Opportunities Agreement does not restrict newspaper companies in which Hollinger Inc. has a minority investment from acquiring newspaper or media businesses in the United States, Israel or the Telegraph Territory, nor does it restrict subsidiaries of Hollinger Inc. from acquiring up to 20% interests in publicly held newspaper businesses in the United States. The Business Opportunities Agreement will be in effect for so long as Hollinger Inc. holds at least 50% of the voting power of the Company, subject to termination by either party under specified circumstances.

     Continuing Agreements Relating to the Reorganization. In connection with the Company's October 1995 Reorganization, Hollinger Inc. and the Company entered into the Share Exchange Agreement (the "Share Exchange Agreement"). Under the Share Exchange Agreement, Hollinger Inc. and the Company have agreed that if the Company proposes to effect a public offering of its equity or equity-linked securities for cash, or to issue equity-linked securities in any acquisition by the Company of the stock or assets of an unrelated corporation or entity, at any time during the 24 months following the closing date of such agreement, the Company's efforts to raise capital through such offering shall have priority over any proposal by Hollinger Inc. to effect a public offering or sale of the Company's equity securities by Hollinger Inc., unless a majority of the disinterested members of an Independent Committee of the Company's Board of Directors shall otherwise agree. For these purposes, an "Independent Committee" means a committee of the Company's Board the majority of the members of which are not employees or directors of Hollinger Inc. or employees of the Company, or another committee of the Company's Board whose membership satisfies any more restrictive requirements of independence of any securities exchange or market in which the Company's equity securities are traded or listed. If during such period Hollinger Inc. proposes to sell or otherwise dispose of any shares of Series A Preferred Stock (other than certain transfers to Hollinger Inc. subsidiaries or affiliates and pledges) or to offer or sell publicly any shares of Class A Common Stock held by it or its affiliates, it shall first consult with the Independent Committee so as not to interfere with any planned capital market activities of the Company to be undertaken within this period.

     The Share Exchange Agreement includes a covenant by Hollinger Inc. to limit the exercise of its redemption rights as a holder of shares of Series A Preferred Stock to a number of shares proportionate to the number of HTH shares or Southam common shares that at the time of such exercise have been delivered to FDTH free and clear of encumbrances. The Company also agreed that so long as any of the HTH shares are subject to the pledge under the Southam-Linked Debentures, the Company will use reasonable commercial efforts not to take any action, without the consent of Hollinger Inc., which itself would constitute an event of default by Hollinger Inc. under the trust indenture relating to the Southam-Linked Debentures. Hollinger Inc.

has agreed to deliver to FDTH legal title to the HTH shares free and clear of pledges, liens or encumbrances other than certain permitted encumbrances.

     Under the agreement between the Company and Hollinger Inc. with respect to the DTH and FDTH Preference Shares (the "DTH/FDTH Preference Share Agreement"), the Company has agreed to compensate Hollinger Inc. for any payments made by Hollinger Inc. to holders of the DTH and FDTH Preference Shares and to purchase any DTH and FDTH Preference Shares which Hollinger Inc. is required to purchase in accordance with the terms thereof. The timing of any such payments by the Company to Hollinger Inc. will be determined by Hollinger Inc.

     Registration Rights Agreements. In connection with the Reorganization, Hollinger Inc. entered into a letter agreement dated October 13, 1995 with a Canadian bank, as amended on May 24, 1996 in connection with the Southam Facility, pursuant to which Hollinger Inc. has agreed that, in the event that Hollinger Inc. or the Company is in default under any present or future indebtedness and the bank intends to effect foreclosure upon such securities or to exercise its power of sale rights under any applicable security documents, Hollinger Inc. will, at the written request of the bank, use its reasonable best efforts to cause the Company to effect the registration under the Securities Act of all or part of such securities and the shares of Class A Common Stock into which certain of such securities are convertible (but not less than 5,000,000 shares of Class A Common Stock), unless certain exemptions from the registration provisions of the Securities Act are applicable. Hollinger Inc.'s undertakings in such letter agreement are subject to Hollinger Inc.'s obligations under the Share Exchange Agreement (including those described above) and were modified by a subsequent registration rights agreement described below.

     Hollinger Inc. and certain of its subsidiaries entered into a registration rights agreement with certain Canadian lenders as of February 29, 1996, as amended on May 24, 1996 in connection with the Southam Facility. In addition, as of November 15, 1996, the Company, Hollinger Inc. and two of its Canadian subsidiaries, and three Canadian chartered banks entered into a letter agreement to clarify and confirm certain rights and obligations of the parties thereto under the registration rights agreement and letter agreement described above. Among other things, the November 15, 1996 letter agreement (i) requires the Company to amend the shelf registration statement filed with the Securities Exchange Commission on May 29, 1996 and use its best efforts to have the registration statement declared effective by the Commission, (ii) includes the 14,990,000 shares of Class A Common Stock issuable upon conversion of the shares of Class B Common Stock of the Company pledged in favor of the lenders among the securities to be registered; and (iii) requires Hollinger Inc. and the Company to pay all reasonable expenses incurred by the lenders in connection with the pledged shares, including underwriting fees or commissions.

                                USE OF PROCEEDS

     Except as otherwise indicated in the accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for general corporate purposes, including working capital, possible future acquisitions and the repayment or reduction of indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods indicated:

                                                                                            NINE MONTHS
                                                                                               ENDED
                                                      YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                             -----------------------------------------     --------------
                                             1991     1992     1993     1994     1995      1995     1996
                                             -----    -----    -----    -----    -----     -----    -----
Ratio of Earnings to Fixed Charges........   3.67x    5.09x    3.64x    4.76x    1.82x     1.68x    1.29x

     The ratio of earnings to fixed charges is the sum of earnings before taxes and minority interest (excluding undistributed earnings of affiliates) plus interest expense, amortization of deferred financing charges and preferred stock dividends divided by the sum of interest expense, amortization of deferred financing charges and preferred stock dividends.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following is a description of certain general provisions of the Debt Securities to be offered pursuant to this Prospectus. The particular terms of the Debt Securities offered pursuant to any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities are to be issued under an Indenture, dated as of
                    ,        , between International and                     ,
as Trustee (the "Trustee").

     The following summary of certain provisions of the Debt Securities and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions of or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to the Indenture.

GENERAL

     The Debt Securities will be senior, unsecured obligations of International.

     The Debt Securities of any series will be issued in definitive form or, if provided in the Prospectus Supplement relating thereto, will be represented in whole or in part by a Global Security or Securities, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary"), and registered in the name of the Depositary's nominee. Each Debt Security represented by a Global Security is referred to herein as a "Book-Entry Security."

     The Indenture does not limit the amount of Debt Securities or of any particular series of Offered Debt Securities that may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms or additional provisions of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of Offered Debt Securities; (iii) the Person to whom any interest on an Offered Debt Security will be payable, if other than the Person in whose name the Offered Debt Security is registered; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the method of determination of such rate or rates; (vi) the date or dates from which such interest, if any, on the Offered Debt Securities will accrue or the method of determination of such date or dates, the dates on which such interest, if any, will be payable, and the regular record dates for such interest payment dates, if any; (vii) the place or places where the principal of and any premium and interest on the Offered Debt Securities will be payable; (viii) the price or prices at which the Offered Debt Securities will be issued; (ix) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of International; (x) the obligation, if any, of International to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder, and the periods within which, the price or prices at which, and the terms and conditions upon which, such Offered Debt Securities will be so redeemed or purchased; (xi) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities and, if so, the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions); (xii) any terms applicable to such Offered Debt Securities issued at an issue price below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will occur; (xiii) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (xiv) if other than U.S. dollars, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Debt Securities will be payable and the manner of determining the equivalent thereof in U.S. dollars for purposes of the definition of "Outstanding" in the Indenture; (xv) if the amount of payments of principal of or any premium or interest on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; (xvi) if the principal of or any premium or interest on the Offered Debt Securities will be payable, at the election of International or a Holder thereof, in one or more currencies or currency units other than that in which the Offered Debt Securities are stated to be payable, the currency, currencies or currency units in which those payments will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (xvii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the maturity thereof; (xviii) any deletions from, modifications of or additions to the Events of Default or covenants of International with respect to such Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (xix) any special United States Federal income tax considerations applicable to the Offered Debt Securities; and (xx) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. The applicable Prospectus Supplement will also describe the following terms of any series of Subordinated or Senior Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Subordinated or Senior Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extensions; and (b) the subordination terms of the Subordinated or Senior Subordinated Debt Securities of such series. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of International to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with the Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

     The operations of International are conducted through subsidiaries. Accordingly, the cash flow and the consequent ability to service debt of International, including the Debt Securities, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to International whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to International by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of International to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claim of that subsidiary's creditors (including trade creditors), except to the extent that International is itself recognized as a creditor of such subsidiary, in which case the claims of International would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by International.

     Unless otherwise provided and except with respect to Book-Entry Securities, principal of and premium, if any, and interest, if any, on Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the Corporate Trust Office of the Trustee, except that, at the option of the Company, interest may be paid by mailing a check to, or by wire transfer to, the Holders entitled thereto. (Sections 301 and 305)

     For a description of payments of principal of, and premium, if any, and interest on, and transfer of Book-Entry Securities, and exchange of Global Securities representing Book-Entry Securities, see "Book-Entry Securities."

     Unless otherwise indicated in the Prospectus Supplement relating thereto and except with respect to Book-Entry Securities, Debt Securities will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of Debt Securities, but International may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof. (Section 101)

EVENTS OF DEFAULT

     An Event of Default with respect to the Debt Securities of any series is defined in the Indenture as: (a) default in payment of interest on any Debt Security of that series, which continues for 30 days; (b) default in payment of principal of or premium, if any, on any Debt Security of that series at maturity; (c) default in the deposit of any sinking fund payment when due in respect of that series; (d) default in the performance or breach of any other covenant of International in the Indenture (other than a default in the performance or breach of a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which continues for 60 days after due notice (as described in the Indenture) by the Trustee or by Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series; (e) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by International (including a default with respect to Debt Securities of any series other than that series) or any Subsidiary in an aggregate principal amount of at least $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by International (including the Indenture) or any Subsidiary in an aggregate principal amount of at least $25,000,000, whether such indebtedness now exists or hereafter is created, which default constitutes a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or has resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, or such indebtedness having been discharged, within a period of 30 days after there shall have been given, by registered or certified mail to International by the Trustee, or to International and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series, a written notice specifying such default and requiring International to cause such acceleration to be rescinded or annulled or such indebtedness to be discharged and stating that such notice is a Notice of Default under the Indenture; provided, however, that, subject to the provisions of Sections 601 and 602 of the Indenture, the Trustee will not be deemed to have knowledge of such default unless either (i) a responsible officer of the Trustee has actual knowledge of such default or (ii) the Trustee has received written notice of such default from International, from any Holder, from the holder of any such indebtedness or from the trustee under any such mortgage, indenture or other instrument; (f) certain events of bankruptcy, insolvency or reorganization of International; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     The Indenture provides that, if any Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if any of the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of (and all accrued and unpaid interest on) all Debt Securities of that series to be due and payable immediately, but under certain conditions such declaration may be rescinded and annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the Debt Securities of that series and certain other specified defaults) may be waived by the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of that series on behalf of the Holders of all Debt Securities of that series. (Sections 502 and 513)

     The Indenture provides that if a default occurs under the Indenture with respect to Debt Securities of any series at the time Outstanding, the Trustee will give the Holders of the Outstanding Debt Securities of that series notice of such default as and to the extent provided by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); provided, however, that such notice will not be given with respect to Outstanding Debt Securities of any series until at least 30 days after the occurrence of that default if that default is in the performance of a covenant in the Indenture other than for the payment of the principal of or premium, if any, or interest on any Debt Security of such series or the deposit of any sinking fund payment with respect to the Debt Securities of such series. For the purpose of the provision described in this paragraph, the term default with respect to any series of Outstanding Debt Securities means any event which is, or after notice or lapse of time or both would become, an "Event of Default" specified in the Indenture with respect to Debt Securities of such series. (Section 602)

     The Indenture contains a provision entitling the Trustee to be indemnified by the Holders of any series of Outstanding Debt Securities before proceeding to exercise any right or power vested in it under the Indenture at the request or direction of the Holders of such series of Debt Securities. (Section 603) The Trustee is required, during a default, to act with the standard of care provided in the Trust Indenture Act. (Section 601) The Indenture provides that the Holders of a majority in principal amount of Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series; provided, that the Trustee may decline to act if: (a) such direction is contrary to law or the Indenture; or (b) the Trustee in good faith determines that the action so directed would involve the Trustee in personal liability for which it has not been adequately indemnified or would be unduly prejudicial to Holders not joining in such direction. (Section 512)

     The Indenture includes a covenant that International will file annually with the Trustee a certificate concerning its compliance with the Indenture. (Section 1007)

MODIFICATION OF THE INDENTURE AND WAIVER OF COVENANTS

     Modifications and amendments may be made by International and the Trustee to the Indenture, without the consent of any Holder of any Debt Security of any series, to add covenants and Events of Default, and to make provisions with respect to other matters and issues arising under the Indenture, provided that any such provision does not adversely affect the rights of the Holders of Debt Securities of any series in any material respect. (Section 901)

     The Indenture contains provisions permitting International and the Trustee, with the consent of the Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Outstanding Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof, the premium, if any, thereon or the rate of interest thereon, of any Debt Security of any series, (b) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or (c) effect certain other changes. (Section 902). The Indenture also permits International to omit compliance with certain covenants in the Indenture with respect to the Debt Securities of any series upon waiver by the Holders of at least a majority in principal amount of Outstanding Debt Securities of such series. (Section 1008)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     International may not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person and International may not permit any Person to consolidate with or merge into International, unless: (a) in case International consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which International is merged or the Person which acquires by conveyance or transfer, or which leases, the properties and assets of International substantially as an entirety is a corporation, partnership or trust, organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes International's obligations on the Outstanding Debt Securities and under the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which is an obligation of the successor Person or becomes an obligation of International or a Subsidiary as a result of such transaction as having been incurred by International or such Subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, would have happened and be continuing; (c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, properties or assets of International would become subject to a lien which would not be permitted by the Indenture, International or such successor Person, as the case may be, takes such steps as are necessary effectively to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby; and (d) International delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with the transaction, such supplemental indenture complies with the Indenture and that all conditions precedent in the Indenture provided for relating to such transaction have been complied with.

BOOK-ENTRY SECURITIES

     The following description of Book-Entry Securities will apply to any series of Debt Securities issued in whole or in part in the form of a Global Security or Securities except as otherwise provided in the Prospectus Supplement relating thereto.

     Upon issuance, all Book-Entry Securities of like tenor and having the same date of original issue will be represented by one or more Global Securities. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, the Depositary, which will be a clearing agent registered under the Exchange Act. The Global Security will be registered in the name of the Depositary or a nominee of the Depositary.

     Ownership of beneficial interests in a Global Security representing Book-Entry Securities will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold beneficial interests through participants. In addition, ownership of beneficial interests by participants in such a Global Security only will be evidenced by, and the transfer of those ownership interests only will be effected through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such a Global Security by persons that hold through participants only will be evidenced by, and the transfer of those ownership interests within such participant only will be effected through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Payment of principal of and any premium and interest on Book-Entry Securities represented by a Global Security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Security representing such Book-Entry Securities. None of International, the Trustee or any agent of International or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to, or payments made on account of, beneficial ownership interests in a Global Security representing such Book-Entry Securities or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by the Depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

     No Global Security described above may be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee of the Depositary to a successor Depositary or a nominee of such successor Depositary.

     A Global Security representing Book-Entry Securities is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount, if (a) the Depositary notifies International that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) International in its sole discretion determines that such Global Security shall be exchangeable for definitive Debt Securities in registered form or (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of such series. Any Global Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount, and, unless otherwise specified in the Prospectus Supplement relating thereto, in denominations of $1,000 and integral multiples thereof. Such definitive Debt Securities will be registered in the name or names of such person or persons as the Depositary instructs the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security.

     Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the Holders thereof for any purpose under the Indenture and no Global Security representing Book-Entry Securities will be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. International understands that under existing industry practices in the event that International requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DISCHARGE OR DEFEASANCE OF DEBT SECURITIES IN CERTAIN CIRCUMSTANCES

     Defeasance and Discharge. The Indenture will cease to be of further effect (except as to any surviving rights for the registration of the transfer or exchange of Debt Securities expressly provided for in the Indenture) if: (a) all Outstanding Debt Securities (other than destroyed, lost or stolen Debt Securities which have been replaced or paid and Debt Securities, the payment for which has been held in trust and thereafter repaid to International or discharged from such trust) have been delivered to the Trustee for cancellation or (b) (1) all Debt Securities not previously delivered to the Trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and (2) International has deposited with the Trustee, as trust funds, an amount sufficient to pay and discharge the entire indebtedness on the Outstanding Debt Securities for principal and any premium and interest to the date of such deposit or to maturity or redemption, as the case may be. Such trust may only be established if (a) International has paid or caused to be paid all other sums payable by International under the Indenture and (b) International has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

     The Indenture provides that the terms of any series of Debt Securities may provide International with the option to discharge its indebtedness represented by such series of Debt Securities or to cease to be obligated to comply with certain covenants under the Indenture. International, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the Trustee, to pay the principal and premium, if any, and interest on, and any mandatory sinking fund payments in respect of, Debt Securities of such series at the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such trust may only be established if (a) in the case of Debt Securities of any series which are then listed on the New York Stock Exchange, International has delivered to the Trustee an opinion of counsel, stating that International's exercise of this defeasance option will not cause the Debt Securities to be delisted; (b) no Event of Default or event (including such deposit in trust) that with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of a series has occurred and is continuing on the date of such deposit; (c) International has delivered to the Trustee (1) an opinion of counsel, stating that the Holders of Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of International's exercise of this defeasance option and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if International had not exercised this option and (2) in the case of Debt Securities of such series being discharged, either a private letter ruling to that effect received from the U.S. Internal Revenue Service (the "IRS") or a revenue ruling pertaining to a comparable form of transaction to that effect published by the IRS or evidence of a change in applicable Federal income tax law occurring after the date of the Indenture; and (d) if International is to be discharged with respect to Debt Securities of such series, no Event of Default or event that with notice or lapse of time or both would become an Event of Default with respect to Debt Securities of such series has occurred and is continuing at any time during the period ending on the 123rd day after the date of deposit by International. (Section 1302) In the event International exercises this option and the Debt Securities of a series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations, as the case may be, on deposit with the Trustee will be sufficient to pay the amounts due on the Debt Securities of a series at the time of their maturity but may not be sufficient to pay the amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, International will remain liable for such payments.

TRUSTEE

     The Trustee may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. (Section 610) In the event that two or more persons are acting as trustee with respect to different series of Debt Securities, each such Trustee will be a trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 611), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Securities for which it is Trustee.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 250,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share, and 20,000,000 shares of Preferred Stock. There are 69,565,754 shares of Class A Common Stock outstanding and 14,990,000 shares of Class B Common Stock outstanding. Hollinger Inc. holds 33,610,754 shares of Class A Common Stock and 14,990,000 shares of Class B Common Stock or 57.4% of the outstanding Common Stock and 83.6% of the combined voting power of the outstanding Common Stock. See "Risk Factors--Control by Hollinger Inc. and Disproportionate Voting Rights."

CLASS A AND CLASS B COMMON STOCK

     VOTING RIGHTS

     Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of Class A Common Stock and Class B Common Stock are not entitled to vote cumulatively for the election of Directors. Hollinger Inc. presently retains, by virtue of its ownership of all outstanding shares of Class B Common Stock, effective control of the Company through its ownership of 88.2% of the combined voting power of the outstanding Common Stock.

     Directors may be removed with or without cause by the holders of the Common Stock. A vacancy on the Board created by the removal or resignation of a Director or by the expansion of the authorized number of Directors may be filled by the remaining Directors then in office.

     The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which stockholders may vote, except when class voting is required by applicable law.

     DIVIDENDS

     Each share of Class A Common Stock and Class B Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company. Under the Delaware General Corporation Law, the Company may declare and pay dividends only out of its surplus, or in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year. Under the Delaware General Corporation Law, surplus is defined as the excess, if any, at any given time, of the net assets of the Company over the amount determined to be capital. Capital represents the aggregate par value of the Company's capital stock. No dividends may be declared, however, if the capital of the Company has been diminished by depreciation, losses or otherwise to any amount less than the aggregate amount of capital represented by any issued and outstanding stock having a preference on distribution. Dividends must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either. Any dividend so declared and payable in cash, capital stock of the Company (other than Class A Common Stock or Class B Common Stock) or other property will be paid equally, share for share, on the Class A Common Stock and Class B Common Stock. Dividends and distributions payable in shares of Class A Common Stock may be paid only on shares of Class A Common Stock and dividends and distributions payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock. If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a simultaneous dividend or distribution on the Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a simultaneous dividend or distribution on the Class A Common Stock. Pursuant to any such dividend or distribution, each share of Class B Common Stock will receive a number of shares of Class B Common Stock equal to the number of shares of Class A Common Stock payable on each share of Class A Common Stock.

     TRANSFERABILITY AND CONVERTIBILITY OF CLASS B COMMON STOCK

     Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock and is transferable by Hollinger Inc. to a subsidiary or an affiliate. In addition, each share of Class B Common Stock is automatically convertible into a share of Class A Common Stock at the time it is sold, transferred or otherwise disposed of by Hollinger Inc. or a subsequent permitted transferee to any third party (other than a subsidiary or an affiliate of Hollinger Inc. or such subsequent permitted transferee) unless such purchaser or transferee offers to purchase all shares of Class A Common Stock from the holders thereof for an amount per share equal to the amount per share received by the holder of the Class B Common Stock. Any such offer shall be subject to the requirements of applicable securities laws.

     Any holder of Class B Common Stock may pledge his or its shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the transfer restrictions described in the foregoing paragraph. In the event that shares of Class B Common Stock are so pledged, the pledged shares shall not be converted automatically into Class A Common

Stock. However, if any such pledged shares become subject to any foreclosure, realization or other similar action of the pledgee, they shall be converted automatically into shares of Class A Common Stock unless they are sold in a permitted transaction. Hollinger Inc. has pledged all shares of Class A Common Stock, Class B Common Stock and Series A Preferred Stock owned by it to Canadian chartered banks as collateral for outstanding indebtedness of Hollinger Inc. and the Southam Facility.

     OTHER PROVISIONS

     There are no preemptive rights to subscribe for any additional securities which the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to either class, nor is the Class A Common Stock or the Class B Common Stock subject to calls or assessments by the Company. All outstanding shares are, and all shares to be outstanding upon completion of the Offerings will be, legally issued, fully paid and nonassessable.

     In the event of the liquidation, dissolution or winding up of the Company, holders of the shares of Class A Common Stock and Class B Common Stock are entitled to share equally, share for share, in the assets available for distribution.

     LISTING OF CLASS A COMMON STOCK

     The Class A Common Stock is listed on the New York Stock Exchange under the trading symbol "HLR."

PREFERRED STOCK

     The Company's Amended and Restated Certificate of Incorporation, as amended (the "Restated Certificate"), authorizes the issuance of up to 20,000,000 shares of Preferred Stock. The Board of Directors has the authority under the Restated Certificate to establish voting rights, liquidation preferences, redemption rights, conversion rights and other rights with respect to such Preferred Stock without the approval of the Company's stockholders.

     SERIES A PREFERRED STOCK

     The Company's Series A Preferred Stock consists of 739,500 shares of Series A Preferred Stock, all of which is held by Hollinger Inc. The number of shares of the Series A Preferred Stock is equal to 1/10 of the 7,395,000 Southam common shares directly or indirectly included in the Hollinger Southam Interest (namely, 250,000 Southam common shares owned directly by FDTH plus one-half of the 14,290,000 Southam common shares owned indirectly by HTH). The shares of the Series A Preferred Stock are entitled to receive cumulative cash dividends, payable quarterly. The amount of each dividend per share will be equal to the aggregate amount (if any) of ordinary course cash dividends paid during the preceding calendar quarter on such Southam shares divided by 739,500. If at any time full cumulative dividends on the shares of the Series A Preferred Stock have not been and are not being contemporaneously paid, no dividend or distribution shall be declared or paid on the Common Stock or any Preferred Stock ranking junior to the Series A Preferred Stock as to dividend or liquidation rights, and no shares of Common Stock or Preferred Stock (except shares senior to the Series A Preferred Stock as to dividend and liquidation rights) shall be purchased, redeemed or acquired by the Company, subject to certain exceptions including stock dividends payable in shares of junior capital stock, the acquisition of stock ranking junior to the Series A Preferred Stock as to dividend or liquidation rights in exchange for or out of the net cash proceeds from the contemporaneous sale of junior stock, the redemption in whole of the shares of the Series A Preferred Stock, offers to purchase shares made on the same terms to all holders of shares of the Series A Preferred Stock and each other series of Preferred Stock ranking on a parity with the Series A Preferred Stock, and dividends on Preferred Stock ranking junior as to dividend rights if full cumulative dividends on the shares of the Series A Preferred Stock to the next preceding dividend date for the Series A Preferred Stock (or the date of the payment on the junior Preferred Stock, if identical to a dividend date for the Series A Preferred Stock) have been or are contemporaneously declared and paid or set apart for payment.

     The shares of the Series A Preferred Stock are redeemable in whole or in part, at any time and from time to time, subject to restrictions in the Company's existing credit facilities, by the Company or by a holder of such shares. Hollinger Inc., the holder of all of the outstanding shares of Series A Preferred Stock, has agreed pursuant to the Share Exchange Agreement to limit the exercise of its redemption rights to a number of HTH shares or Southam common shares that at the time of such exercise have been delivered to FDTH free and clear of encumbrances other than certain permitted encumbrances. The redemption price and liquidation preference per share of the Series A Preferred Stock will be Cdn.$146.625 (10 times the average closing market price per share of the Southam common shares on the Toronto Stock Exchange during the 20 business days preceding the date of the Share Exchange Agreement) plus an amount equal to accrued and unpaid dividends. A holder exercising redemption rights must give notice to the Company not less than 180 and not more than 240 days prior to the redemption date if the aggregate redemption price of the shares to be so redeemed and shares of the Series A Preferred Stock redeemed or to be redeemed prior to such redemption date will exceed Cdn.$10,000,000. Shares of Common Stock or of any other stock ranking junior to the Series A Preferred Stock as to dividend or liquidation rights may not be purchased, redeemed or acquired by the Company if after giving effect thereto the remaining net assets of the Company would be less than the aggregate liquidation preference of the Series A Preferred Stock and each series of Preferred Stock ranking, as to liquidation rights, on a parity with or senior to the Series A Preferred Stock, or if at the time thereof the Company is insolvent or would become so as a result thereof.

     A holder or holders of shares of the Series A Preferred Stock may convert such shares at any time into shares of Class A Common Stock of the Company. The conversion price will initially be based upon the Canadian dollar equivalent of $14.00 per share of Class A Common Stock, subject to adjustment upon the occurrence of any of the following events: the subdivision, combination or reclassification of outstanding shares of Common Stock; a distribution or dividend to holders of Common Stock paid in shares of Common Stock or other capital stock of the Company; the distribution of rights or warrants to all holders of Common Stock entitling them for a period expiring within 60 days to acquire shares of Common Stock at a price per share less than the then Current Market Price Per Share (as defined) of the Common Stock; and the distribution to all holders of Common Stock of any assets or debt securities or any rights or warrants to purchase securities of the Company, not including dividends or distributions paid in cash out of consolidated current or retained earnings per the Company's books, and not including rights or warrants mentioned above. In the event of any capital reorganization, reclassification, consolidation or merger of the Company with another corporation, or the sale of all or substantially all of the Company's assets to another corporation, each holder of shares of the Series A Preferred Stock is to have the right to convert such shares into such shares of stock, securities or assets as such holder would have owned immediately after the transaction if the shares had been converted immediately prior to the effective date of the transaction, and adjustments are to be provided for events subsequent to such transaction. In addition, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock or to diminish any income taxes payable because of such event.

     The shares of Series A Preferred Stock are non-voting, rank on a parity with each other series of Preferred Stock except as specified by the Board of Directors when such other series is created, and are subject to certain restrictions on transfer.

     Any holder of Series A Preferred Stock may pledge such shares to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness or other obligations due to the pledgee, provided that such shares shall remain subject to, and upon foreclosure, realization or other similar action by the pledgee, shall be transferred only in accordance with, the transfer restrictions set forth in the Restated Certificate of Incorporation.

     PRIDES AND SERIES B CONVERTIBLE PREFERRED STOCK

     The PRIDES are depositary shares, each of which represents one half of a share of Convertible Preferred Stock. The Convertible Preferred Stock ranks (i) senior in right and priority of payment to the Common Stock as to dividends or upon liquidation and (ii) junior to the Company's outstanding Series A Preferred Stock as to dividends and upon liquidation. The Convertible Preferred Stock is convertible into shares of Class A Common Stock, as described below. In addition, the Company has the option to redeem the shares of

Convertible Preferred Stock, in whole or in part, at any time on or after August 1, 1999 and prior to the Mandatory Conversion Date.

     Holders of PRIDES will be entitled to receive quarterly cumulative dividends on the Convertible Preferred Stock represented thereby at a rate of 9 3/4% per annum for each PRIDES. Dividends cease to accrue on the earlier of
(i) the day immediately prior to the Mandatory Conversion Date or (ii) the day immediately prior to the earlier redemption of the Convertible Preferred Stock.

     On the Mandatory Conversion Date, unless previously redeemed or converted, each half share of Convertible Preferred Stock represented by outstanding PRIDES will mandatorily convert into (i) one share of Class A Common Stock, subject to adjustment in certain events, (ii) cash in lieu of fractional shares of Class A Common Stock and (iii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record on a prior date).

     Shares of Convertible Preferred Stock represented by PRIDES are not redeemable prior to August 1, 1999. At any time and from time to time on or after August 1, 1999 until immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of Convertible Preferred Stock represented by PRIDES. Upon any such redemption, each holder will receive, in exchange for each half share of Convertible Preferred Stock represented by PRIDES, a number of shares of Class A Common Stock equal to the sum of (i) $9.988 declining to $9.750 on the Mandatory Conversion Date, and (ii) all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date) divided by the current market price for shares of Class A Common Stock on the applicable date of determination, but in no event less than .8439 of a share of Class A Common Stock, subject to adjustment.

     At any time prior to the Mandatory Conversion Date, unless previously redeemed, each half share of Convertible Preferred Stock represented by a PRIDES is convertible at the option of the holder thereof into .8439 of a share of Class A Common Stock, equivalent to a conversion price of $11.55 per share of Class A Common Stock, subject to adjustment.

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

     The Company's Restated Certificate and Amended and Restated By-laws (the "By-laws") contain certain provisions that could make more difficult a change in control of the Company not having approval of the Board of Directors. The Restated Certificate authorizes the issuance of "blank check" Preferred Stock. The Board of Directors may establish voting rights, liquidation preferences, redemption rights, conversion rights and other rights relating to such Preferred Stock, all or some of which may be senior to the Common Stock, without the approval of the Company's stockholders. In some circumstances, the Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Board of Directors opposes. Issuance of Preferred Stock, however, may be subject to certain rules of the Nasdaq Stock Market and upon listing with the New York Stock Exchange to certain rules of that exchange. The Company's By-laws also provide that a special meeting of the stockholders of the Company may only be called by the Board of Directors, a duly designated committee of the Board of Directors, the Chairman of the Board of Directors, or the President of the Company. No other person may call a special meeting of the stockholders.

     In addition, the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries contain customary events of default, including, without limitation, certain "change of control" provisions. Generally, a "change of control" is defined in the instruments governing the terms of the principal indebtedness of the Company and its principal United States and foreign subsidiaries to include, without limitation, any person other than The Hon. Conrad M. Black beneficially owning voting stock representing more than 50% of the total voting power of the Company. The Company's Notes contain a provision that upon a change of control (as defined in the indenture relating thereto), each holder will have the right to require that Publishing purchase all or any portion of such holder's Notes.

     Certain transactions with the Company may be subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits certain "business combinations" between an "interested stockholder" and a corporation for three years after a stockholder becomes interested, unless one of the statute's exceptions applies. Section 203(c)(5) defines an interested stockholder as a person, broadly defined to include a group, who owns at least 15% of a company's outstanding voting stock. The statute defines business combinations expansively to include any merger or consolidation of, with, or caused by the interested stockholder. Section 203(a) provides three exceptions to the business combination prohibition. First, there is no constraint if the interested stockholder obtains prior board approval for the business combination or the transaction resulting in ownership of 15% of the target's voting stock. Second, the statute does not apply if, in completing the transaction that crosses the 15% threshold, the stockholder becomes the owner of 85% of the corporation's voting stock outstanding as of the time the transaction commenced. Any shares owned by directors who are officers, and shares owned by certain stock option plans are excluded from the calculation. This exception applies most particularly to a tender offeror who has less than 15% of the target's stock and receives tenders that satisfy the 85% requirement. Finally, the statute does not apply if the interested stockholder's business combination is approved by the board of directors and affirmed by at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to one or more underwriters for public offering and sale by them or may sell Securities to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement. Securities offered pursuant to a particular Prospectus Supplement are referred to herein as "Offered Securities."

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as its agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     If so indicated in an applicable Prospectus Supplement, the Company will authorize dealers acting as its agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby will be passed upon for the Company by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania. Certain legal matters relating to the Securities offered hereby will be passed upon for any underwriter, dealer or agent by its legal counsel.

                                    EXPERTS

     The consolidated financial statements of Hollinger International Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy solicitation materials and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Website that contains reports, proxy, information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxies, information statements and other information may be found on the Commission's site address, http://www.sec.gov. The Class A Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the offering made hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. as set forth above. For further information, reference is hereby made to the Registration Statement, including the exhibits filed as a part thereof or otherwise incorporated herein. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is modified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-24004) pursuant to the Exchange Act are incorporated herein by reference:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     2. the Company's Proxy Statement for the Annual Meeting of Stockholders held May 28, 1996;

     3. the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

     4. the Company's Current Reports on Form 8-K dated February 7, 1996, April 24, 1996 and August 7, 1996; and

     5. the description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus or any Prospectus Supplement and prior to the termination of the offering made by this Prospectus or any Prospectus Supplement shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Hollinger International Inc., 401 North Wabash Avenue, Chicago, Illinois 60611, Attention: Secretary, telephone number (312) 321-2299.

================================================================================

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
The Company............................    3
Risk Factors...........................    5
Use of Proceeds........................   12
Ratio of Earnings to Fixed Charges.....   12
Description of the Debt Securities.....   12
Description of Capital Stock...........   18
Plan of Distribution...................   23
Legal Matters..........................   24
Experts................................   24
Available Information..................   24
Incorporation of Certain Documents by
  Reference............................   24

================================================================================


================================================================================


                                      LOGO

                                   SECURITIES

                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                                         ,


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Company in connection with the distribution of the securities being registered are as follows:

          Securities and Exchange Commission filing fee..................   $242,425
          NYSE Listing fee...............................................          *
          Accounting fees and expenses...................................          *
          Legal fees and expenses........................................          *
          Printing.......................................................          *
          Transfer agent's fees..........................................          *
          Blue sky fees and expenses (including counsel fees)............          *
          Miscellaneous expenses.........................................          *
                                                                            --------
            Total........................................................          *
                                                                            ========

---------

* To be provided by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Restated Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director's breach of the duty of care as a director, with certain limited exceptions.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication or liability unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of the actions referred to therein, such person is entitled, pursuant to Section 145, to indemnification as described above.

     The Company's Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law.

     The Company maintains a policy of liability insurance which insures its officers and directors against losses resulting from certain wrongful acts committed by them in their capacity as officers and directors of the Company.

     The forms of Underwriting Agreement included as Exhibit 1.01 and Exhibit
1.02 provide for indemnifying the Company and certain controlling persons under certain circumstances, including indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. The following exhibits are filed as part of this registration statement:

EXHIBIT                                                                     PRIOR FILING OR
NUMBER                             DESCRIPTION                          SEQUENTIAL PAGE NUMBER
-------                            -----------                          ----------------------
   1.01      Form of Underwriting Agreement between the Company and
             the Underwriter(s) with respect to Debt Securities or
             Convertible Securities*
   1.02      Form of Underwriting Agreement between the Company and
             the Underwriter(s) with respect to Preferred Stock or
             Class A Common Stock*
   4.01      Form of Debt Securities Indenture, dated as of
                       ,           between the Company and
                       , as Trustee*
   4.04      Specimen certificate evidencing Class A Common Stock      Incorporated by reference
                                                                       to Exhibit 4.1 to
                                                                       Registration Statement on
                                                                       Form S-1 (No. 33-74980)
   5.01      Opinion of Kirkpatrick & Lockhart LLP*
  12.01      Computation of Ratio of Earnings to Fixed Charges*
  23.01      Consent of Kirkpatrick & Lockhart LLP (included in
             Exhibit 5.01)*
  23.02      Consent of KPMG Peat Marwick LLP
  24.01      Powers of Attorney (included on signature page)
  25.01      Statement of Eligibility under the Trust Indenture Act
             of 1939, as amended, of           , as Trustee under
             the Debt Securities Indenture*

---------

* To be filed by amendment.

ITEM 17. UNDERTAKINGS.

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registration pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of trustees to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Securities Act.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 29, 1996.

                                          HOLLINGER INTERNATIONAL INC.

                                          By: /s/ Conrad M. Black
                                              ---------------------------------
                                                  Conrad M. Black,
                                                  Chairman of the Board
                                                  and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth L. Serota and J. David Dodd, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                TITLE                            DATE
          ---------                                -----                            ----
      /s/ CONRAD M. BLACK        Chairman of the Board, Chief Executive       November 29, 1996
------------------------------   Officer and Director (Principal Executive
         Conrad M. Black         Officer)

      /s/ F. DAVID RADLER        President, Chief Operating Officer and       November 29, 1996
------------------------------   Director
         F. David Radler

      /s/ J. A. BOULTBEE         Vice President and Chief Financial           November 29, 1996
------------------------------   Officer (Principal Financial Officer)
          J. A. Boultbee

   /s/ FREDERICK A. CREASEY      Group Corporate Controller (Principal        November 29, 1996
------------------------------   Accounting Officer)
       Frederick A. Creasey

    /s/ BARBARA AMIEL BLACK      Director                                     November 29, 1996
------------------------------
       Barbara Amiel Black

     /s/ DWAYNE O. ANDREAS       Director                                     November 29, 1996
------------------------------
        Dwayne O. Andreas

       /s/ RICHARD BURT          Director                                     November 29, 1996
------------------------------
           Richard Burt

                                 Director                                                , 1996
------------------------------
       Raymond G. Chambers

          SIGNATURE                                TITLE                            DATE
          ---------                                -----                            ----
     /s/ DANIEL W. COLSON        Director                                     November 29, 1996
------------------------------
         Daniel W. Colson

    /s/ HENRY A. KISSINGER       Director                                     November 29, 1996
------------------------------
        Henry A. Kissinger

    /s/ MARIE-JOSEE KRAVIS       Director                                     November 29, 1996
------------------------------
        Marie-Josee Kravis

       /s/ SHMUEL MEITAR         Director                                     November 29, 1996
------------------------------
          Shmuel Meitar

                                 Director                                                , 1996
------------------------------
         Richard N. Perle

     /s/ ROBERT S. STRAUSS       Director                                     November 29, 1996
------------------------------
        Robert S. Strauss

      /s/ ALFRED TAUBMAN         Director                                     November 29, 1996
------------------------------
          Alfred Taubman

     /s/ JAMES R. THOMPSON       Director                                     November 29, 1996
------------------------------
        James R. Thompson

      /s/ LORD WEIDENFELD        Director                                     November 29, 1996
------------------------------
         Lord Weidenfeld

     /s/ LESLIE H. WEXNER        Director                                     November 29, 1996
------------------------------
         Leslie H. Wexner

                                 EXHIBIT INDEX

EXHIBIT                                                                     PRIOR FILING OR
  NO.                              DESCRIPTION                          SEQUENTIAL PAGE NUMBER
-------                            -----------                          ----------------------
   1.01      Form of Underwriting Agreement between the Company and
             the Underwriter(s) with respect to Debt Securities or
             Convertible Securities*
   1.02      Form of Underwriting Agreement between the Company and
             the Underwriter(s) with respect to Preferred Stock or
             Class A Common Stock*
   4.01      Form of Debt Securities Indenture, dated as of
                       ,
             between the Company and           , as Trustee*
   4.04      Specimen certificate evidencing Class A Common Stock      Incorporated by reference
                                                                       to Exhibit 4.1 to
                                                                       Registration Statement on
                                                                       Form S-1 (No. 33-74980)
   5.01      Opinion of Kirkpatrick & Lockhart LLP*
  12.01      Computation of Ratio of Earnings to Fixed Charges*
  23.01      Consent of Kirkpatrick & Lockhart LLP (included in
             Exhibit 5.01)*
  23.02      Consent of KPMG Peat Marwick LLP
  24.01      Powers of Attorney (included on signature page)
  25.01      Statement of Eligibility under the Trust Indenture Act
             of 1939, as amended, of           , as Trustee under
             the Debt Securities Indenture*

---------

* To be filed by amendment.